As filed with the Securities and Exchange Commission on November 7, 1997 File No. 33-64236

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM S-3
                    REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933



                   Alpha Hospitality Corporation
      (Exact name of Registrant as specified in its charter)

Delaware                                                   13-3714474
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                 Identification Number)

                               12 East 49th Street
                            New York, New York 10017
                                 (212) 750-3500
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                    James A. Cutler, Chief Financial Officer
                          Alpha Hospitality Corporation
                            12 East 49th Street 10017
                                 (212) 750-3500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Craig S. Libson, Esq.
                           Parker Duryee Rosoff & Haft
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                          CALCULATION OF REGISTRATION FEE

Title of Each Class                         Proposed Maximum             Proposed Maximum
of Securities to be        Amount to be           Offering Price                  Aggregate         Amount  of
     Registered              Registered                Per Share(1)         Offering Price(1)    Registration Fee


Common Stock,                   21,000               $4.00                      $84,000                  $25.46
$0.01 par value


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on The Nasdaq SmallCap Market on November 3, 1997.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  21,000 Shares
                          ALPHA HOSPITALITY CORPORATION
                                  Common Stock

         The 21,000 shares of common stock, par value $.01 per share (the "Common Stock"), to which this Prospectus relates (the "Shares") are being offered, from time to time, on behalf of and for the account of a certain stockholder (the "Selling Stockholder") of Alpha Hospitality Corporation (the
"Company") as identified herein under "Selling Stockholder." The Shares are comprised of 21,000 shares which have been issued to the Selling Stockholder. The distribution of the Shares by the Selling Stockholder, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by the Selling Stockholder and/or broker-dealers, in one or more transactions (which may involve crosses and block transactions) on The Nasdaq SmallCap Market or other over-the-counter markets or, in special offerings, or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the distributions of the Shares or otherwise, the Selling Stockholder may enter into hedging or option transactions with broker-dealers and may sell Shares short and deliver the Shares to close out such short positions. The Company has agreed to indemnify the Selling Stockholder, underwriters who may be selected by the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholder" and "Plan of Distribution."



         These securities involve a high degree of risk. See "Risk Factors" commencing on page 13.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Common Stock being offered hereby by the Selling Stockholder has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is listed for trading on The Nasdaq SmallCap Market. On November 5, 1997, the closing bid price of the Common Stock as reported by The Nasdaq SmallCap Market was $3 15/16 per share.



                      The  date of  this  Prospectus  is  _________,1997.

                                                 TABLE OF CONTENTS

                                                                     Page

AVAILABLE INFORMATION..................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................3

THE COMPANY............................................................4

RISK FACTORS..........................................................13

USE OF PROCEEDS.......................................................19

PLAN OF DISTRIBUTION..................................................20

LEGAL MATTERS.........................................................21

EXPERTS  .............................................................21

SIGNATURES............................................................24

         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's web site at http://www.sec.gov. The Common Stock is traded on The Nasdaq SmallCap Market and reports and other information concerning the Company may be inspected and copied at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-24640) under the Exchange Act:

         (a) The Company's Annual Report on Form 10K and Form 10-K/A for its fiscal year ended December 31, 1996;

         (b) The Company's Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, 1997, and June 30, 1997; and

         (c) The Company's Registration Statement on Form S-8 for a description of the Common Stock, and;

         (d)      The Company's Report on Form 8-K dated March 12, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to James A. Cutler, Chief Financial Officer, 12 East 49th Street, New York, New York 10017; telephone number (212) 750-3500.


                                   THE COMPANY

General

     Alpha Hospitality Corporation (the "Company"), through its six subsidiaries, is engaged in (i) the ownership and operation of a gaming vessel, the Bayou Caddy's Jubilee Casino (the "Jubilee Casino"), located in Greenville, Mississippi, which is operated by the Company's subsidiary Alpha Gulf Coast, Inc. ("Alpha Gulf"), and (ii) the pursuit of gaming licenses for additional casinos in various states (which is accomplished through the Company's subsidiaries Alpha Missouri, Inc. ("Alpha Missouri"), Alpha Monticello, Inc. ("Alpha Monticello"), Alpha Rising Sun, Inc. ("Alpha Rising Sun"), Jubilation Lakeshore, Inc. ("Jubilation Lakeshore") and Alpha St. Regis, Inc. ("Alpha St. Regis"). The principal executive offices of the Company are located at 12 East 49th Street, New York, New York 10017, and its telephone number is (212) 750-3500.

         From September 1993 through December 1996, the Company, through its former subsidiary, Alpha Hotel Management Company, Inc. (Alpha Hotel), provided management services to hotels and motels owned by third-parties. Additionally, from December 1995 to July 16, 1996, the Company, through its subsidiary Jubilation Lakeshore, formerly known as the Cotton Club of Greenville Inc. (the "Cotton Club"), operated a second gaming vessel, the Jubilation Casino.

         The Company was incorporated in Delaware on March 19, 1993; Alpha Gulf was incorporated in Delaware on May 4, 1993; Jubilation Lakeshore was incorporated in Mississippi on December 8, 1992; Alpha Missouri was incorporated in Delaware on March 17, 1995; Alpha Monticello was incorporated in Delaware on May 30, 1996; Alpha Rising Sun was incorporated in Delaware on August 6, 1993; Alpha St. Regis was incorporated in Delaware on June 24, 1994; and Alpha Hotel was incorporated in Delaware on March 19, 1993. The Company's principal executive offices are located at 12 East 49th Street, New York, New York, 10017 and its telephone number is 212-750-3500.

         Casino Operations

         Current Operations

     The Company currently operates the Jubilee Casino in Greenville, Mississippi. In addition, from December 1995 through July 16, 1996, the Company operated a casino located in Lakeshore, Mississippi. Although management is satisfied with the results of operation of the Jubilee Casino, the Jubilation Casino (located in Lakeshore,Mississippi) continued to operate at a deficit. As a result, in July 1996,management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Gaming Commission (the "Mississippi Commission") which asserted that the working capital of the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. See "The Jubilation Casino."

         The Jubilation Casino. Upon the acquisition of the Cotton Club casino, this casino was renamed the Jubilation Casino and relocated from Greenville to Lakeshore, Mississippi, where it reopened on December 21, 1995. Management believed that the smaller Jubilation Casino could adequately service the existing Lakeshore market with substantially reduced cost of operations.
However, based upon the Jubilation Casino's limited capacity, remote location and the increasing casino development in the Biloxi and Gulfport markets (which have proven more attractive to casino patrons), the Jubilation Casino was unable to overcome operating deficits. As a result, in July 1996 management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which asserted that the working capital of the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.

     In connection with the plan to close the Jubilation Casino, management believes it has taken all appropriate action required by federal law with respect to providing notice of such closing to its employees. In connection with the closing of the Jubilation Casino, management updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. Since this would have resulted in an impairment loss of approximately $14,507,000 and stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ, the Company accepted proposals by Bryanston Group Inc. ("Bryanston") and BP to convert approximately $19,165,000 and $1,222,000, respectively, of debt to 693,905 and 44,258 shares of Series B Preferred Stock.

         The  Jubilee  Casino.  The  Jubilee  Casino,   located  in  Greenville,
Mississippi, is owned and operated by the Company's wholly-owned subsidiary Alpha Gulf. On May 14, 1993, pursuant to an asset purchase agreement among Alpha Gulf, B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.), and certain shareholders of B.C., the Company acquired B.C.'s leasehold interests under certain lease agreements and certain other assets incidental to the development and ownership of the Jubilee Casino. The Company proceeded with this acquisition because it gave the Company the opportunity to enter the casino business in Lakeshore, Mississippi, the original site of the Jubilee Casino. Moreover, B.C. had already initiated the process of obtaining requisite approvals for casino operation in Lakeshore, thereby expediting the Company's ability to conduct casino operations in Mississippi.

         The Company initiated the Jubilee Casino's gaming operations on January 12, 1994, subsequent to its construction on a marine vessel in 1993, which construction received the requisite approvals from the U.S. Army Corps of Engineers and the Mississippi Department of Natural Resources. Prior to the initiation of the Jubilee Casino's gaming operations, the Company applied for and received the required license renewals and approvals from the Mississippi Commission. See "Government Regulation - Licensing Mississippi."

         Following the Cotton Club Acquisition, the Company transferred the Jubilee Casino from Lakeshore to Greenville. The Jubilee Casino reopened in Greenville on November 17, 1995. The movement of the Jubilee Casino to Greenville increased the capacity at Greenville and brought an upscale facility to the Greenville market. Management believed that the relocation of the Jubilee Casino to Greenville was an appropriate action designed to increase the return on the Company's gaming assets in Mississippi.

         The Jubilee Casino has 844 slot machines and 29 table games. In addition to its gaming activities, the Jubilee Casino includes a 175 seat buffet, a 350 seat showroom, a 98 seat restaurant and parking to accommodate 950 customer vehicles. In January 1996, the Company completed renovation of its leased restaurant facility at Greenville in order to give customers a dining alternative, offering fine dining in an elegant setting. Management believes that the Jubilee Casino, which offers an attractive casino environment and significant casino capacity, will continue to at least capture its fair market share of the Greenville gaming market.

         Future Operation - Alpha Gulf

     In April 1997, Alpha Gulf received approval from the Mississippi Commission for its infrastructure investment requirement to build and operate a hotel on property adjacent to its Greenville casino location. Alpha Greenville Hotel, Inc., a newly formed, wholly-owned subsidiary of the Company, entered into a long term lease with the Board of Mississippi Levee Commissioners to lease property including historical landmark buildings for the development of a forty-one key single room and suite hotel. Management believes that this hotel will add a new dimension to the Company's casino patron experience and will be an added amenity to the Company's player development program. The total cost of this project in $3.2 million. Although the permanent source of financing for this project has not been identified at this time, Alpha Greenville Hotel has received interim financing from Bryanston to begin construction.

         Development Activities

          New York. In March 1994, the Company entered into a joint venture agreement relating to the operation and development of a gaming facility located on the reservation of the St. Regis Mohawk Tribe of Hogansburg, New York (the "Tribe"). The Company does not intend to proceed with the project at Hogansburg, New York since the Company and the Tribe are exploring a more suitable arrangement relating to the development of a casino in Sullivan County, New York, as discussed below.

         On January 19, 1996, the Company, through its subsidiary, Alpha St. Regis, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") regarding the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. This memorandum of understanding was assigned to Alpha Monticello. The development and management of this casino will be undertaken by Mohawk Management L.L.C., a company of which the Company's subsidiary Alpha Monticello owns 50%. Alpha Monticello will be responsible for the day-to-day operations of the casino. It is intended that the casino will be owned by the Tribe and will be located on land to be placed in trust for the benefit of the Tribe. The Monticello Raceway is located 90 miles from New York City. The projected casino would be the closest casino to the metropolitan New York City area.

          The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of developing plans for the casino. Under the memorandum of understanding, Catskill and the Company commit to enter into a definitive agreement on the terms established in the memorandum. Bryanston is a 25% member of Catskill.

         Catskill purchased the 225 acre Monticello Raceway in June 1996. Catskill plans to continue Monticello's racing program and to explore other development at the site in addition to the St. Regis Mohawk Casino.

     On August 2, 1996, Mohawk Management L.L.C. executed an agreement with the Tribe for the management of the proposed casino. The Tribe has submitted the agreement to the National Indian Gaming Commission for its approval.

          There can be no assurance that the project will receive all requisite approvals.

          Missouri. In February 1995, the City of Louisiana, Missouri, designated the Company as the exclusive designee to enter into negotiations with the city to develop a riverboat gaming facility at the city's Mississippi River shoreline. The City of Louisiana is currently competing with other cities in Missouri for the next gaming license to be granted in the state. In the event that the state gaming authorities select Louisiana, Missouri as the locality to receive the next gaming license to be granted, the Company, as the city's exclusive designee, would be the recipient of such license. Consequently, the Company's wholly-owned subsidiary Alpha Missouri entered into a lease agreement with the City of Louisiana relating to certain city-owned riverfront property required for the project. Except for certain preliminary payments to the city, the Company's obligation under the lease are conditioned on the grant a gaming license by the Missouri gaming authorities.

     Alpha Missouri has applications pending for site approval and a gaming license with respect to thdevelopment of a riverboat gaming facility in Louisiana, Missouri. Although existing law in Missouri does not restrict the number of licenses the Missouri Gaming Commission may issue, the Commission has effectively placed a moratorium on any new licenses in the Louisiana market. The Company believes that such restriction will remain in place until a market assessment of the existing approved license can be made.

         The City of Louisiana is located approximately 60 miles north of metropolitan St. Louis and 70 miles from Springfield, Illinois, that state's capital.

         The Company anticipates that it will provide a gaming vessel with a capacity of approximately 750 gaming positions. The project cost is presently expected to be approximately $30 million.

         Hotel Operations

         As of December 31, 1996, to reduce the Company's debts to Bryanston, the Company sold 100% of the stock of its subsidiary, Alpha Hotel Management Company, Inc., to Bryanston Group, Inc. for consideration of $3,000,000.

         Marketing

         The Company concentrates its sales, marketing and promotional activities for the Jubilee Casino in its principal target market of a 50 mile radius around the casino. The target markets are reached through a combination of billboard, radio, television and newspaper advertising, and direct mail.
Also, casino brochures are placed in tourist information areas, local and regional hotels, restaurants and bars.

         The Company has developed an in-house mailing list in excess of 130,000 casino customers. These customers are made up of table game players and "Slot Club" members. Table game customers are identified through the casino's marketing representative and their play is monitored by the casino's marketing representatives and their play is monitored to evaluate whether the customer warrant complimentary services provided by the casino. The award of complimentary services is consistent with standard industry practices and is based upon a customer's duration of play and average amount wagered. The "Slot Club" is an ongoing promotion where members are issued cards and accumulate points based on the amount of their play. Such points are redeemable for food, beverages or merchandise. Tournaments for blackjack, craps and poker are held, along with other special events and promotions.

         The Company seeks to maintain and upgrade its gaming vessel so that it is competitive in the industry. With the closing of the Jubilation Casino the Company has discontinued its marketing activities relating to the Jubilation Casino. See "Casino Operations - Current Operations."

Government Regulation

         General

         The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a
materially  adverse  effect  upon  the  Company's  business.   See  "Government
Regulation - General," and  "Casino  Operations - Current Operations."

         Licensing

         The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body. The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license.

         Mississippi

         General. The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Commission and the Mississippi State Tax Commission (collectively, the "Mississippi Authorities").

         The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Authorities; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and to extensive interpretation by the Mississippi Commission in view of their recent adoption. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

     The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of January 1, 1996, dockside gaming was permissible in 9 of the 14 eligible counties in the state and gaming operations had commenced in Adams, Hancock, Harrison, Tunica, Washington and Warren counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

         Registration and Licensing. The Company, a registered publicly-traded holding company under the Mississippi Act, is required periodically to submit detailed financial and operating reports to the Mississippi Authorities and to furnish any other information that the Mississippi Authorities may require. The Company and any subsidiary of the Company that operates a casino in Mississippi (a "Gaming Subsidiary"), is subject to the licensing and regulatory control of the Mississippi Commission. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Gaming Subsidiary must obtain gaming licenses from the Mississippi Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of casinos prior to opening.

         Gaming licenses are not transferable, are initially issued for a two-year period and are subject to periodic renewal. No person may receive any percentage of profits from a gaming subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission.

         Licensing of Officers, Directors and Employees. Officers, directors and certain key employees of the Company and its gaming subsidiaries must be found suitable or be licensed by the Mississippi Commission, and employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or be licensed, in which case those persons must pay the costs and fees associated with such investigation.

     The Mississippi Commission may deny an application for a license for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in corporate officers. The Mississippi Commission has the power to require any gaming subsidiary and the Company to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

         Investigation of Holders of Securities and Others. Mississippi law requires any person who acquires beneficial ownership of more than 5% of the Common Stock to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the Common Stock, as reported in filings under the Exchange Act, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a company's stock. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Representatives of the Mississippi Commission have indicated that institutional investors may only be required to file summary information in lieu of a suitability finding.

         Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its gaming subsidiaries, the Company: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
(iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
(iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

         The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt securities. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require disclosure of holders of debt securities of corporations registered with the Mississippi Commission, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

         Required Records. The Company must maintain a current stock ledger in Mississippi that the Mississippi Commission may examine at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company must also render maximum assistance in determining the identity of the beneficial owner.

         The Mississippi Act requires that the certificates representing securities of a publicly-traded corporation (as defined in the Mississippi Act) bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions on the holders of the Company's securities at any time.

         Approval of Corporate Matters and Foreign Gaming Operations. Substantially all loans, leases, sales of securities and similar financing transactions by a gaming subsidiary must be reported to or approved by the Mississippi Commission. Changes in control of the Company through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission.

          The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other takeover defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly-traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before the Company may make exceptional repurchases of voting securities above the current market price of its Common Stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if the Company adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholder for the purpose of acquiring control of the Company.

         Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the
Mississippi Authorities to have access to information concerning the out-of-state gaming operations of the Company and its affiliates.

         Sanctions. If the Mississippi Commission were to decide that a gaming subsidiary had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the gaming subsidiary. In addition, the gaming subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such violation, the Mississippi Commission could appoint a supervisor to operate the casino facilities, and, under certain circumstances, earnings generated during the supervisor's appointment (except the reasonable rental value of the casino facilities) could be forfeited to the State of Mississippi. Limitations, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and the gaming subsidiary's gaming operations.

         On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. The Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the Jubilee Casino, or any future licenses for which applications may be submitted in Mississippi.

         Fees and Taxes. License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a gaming subsidiary's operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of tables games operated by the casino. The license fee payable to the State of Mississippi based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $ 34,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid.

         Missouri and New York

         Missouri law and the Federal Indian Gaming Law (as it relates to the Company's proposed operation in New York), each provide for a comprehensive, detailed scheme for the control of gaming operations in the state and the issuance of licenses for gaming, both to gaming facilities and to persons involved in certain gaming related activities. With respect to the Company's compact with the Tribe relating to the proposed casino to be built in Sullivan County, New York, the State of New York has provided for regulation of Indian gaming casinos through the New York State Racing and Wagering Board. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming related laws.

         In connection with its proposed operations in Missouri, the Company has commenced the application and approval process with the Missouri Gaming Commission. The Company does not anticipate receiving a final determination with respect to its license application within the next twelve months. In connection with its proposed operations in New York, the required documentation has been filed with the National Indian Gaming Commission.

Competition

         There are currently 19 casinos located on the Mississippi River. In the Greenville market, the Company's Jubilee Casino competes with the Las Vegas Casino and the Lighthouse Point Casino, which opened in November 1996. The opening of the Lighthouse Point Casino resulted in a decrease in the gaming revenues of the Jubilee Casino which is expected to be corrected as the marketing programs of the new Lighthouse Point Casino help to increase the total Greenville market. Since the opening of the new casino, the Jubilee Casino's fair share of the market, based on the number of player positions in the market, has improved. The Company believes that the Jubilee Casino is well-positioned to compete successfully with the two other casinos in the Greenville market. Approximately 60 miles south of Jubilee Casino is Vicksburg. Vicksburg has four casinos: the Isle of Capri, Harrahs Vicksburg, Ameristar, and Rainbow Casino. Approximately 110 miles south of Jubilee Casino is Natchez with the Lady Luck Natchez Casino. Approximately 90 miles north of the Jubilee Casino is Coahoma County with the Lady Luck Coahoma Casino. Tunica County is approximately 180 miles north of the Jubilee Casino and has ten casinos - Harrahs (2 casinos), Sams Town, Fitzgeralds, Sheraton, Hollywood Casino, Circus Circus, Horseshoe Casino, Grand Casino and Ballys. Since casinos within a 60 or 180 mile radius of the Jubilee Casino are not considered by the Company to be within its competitive market, the Company does not deem the casinos in Vicksburg, Coahoma County, or Tunica County to be among its competitors.

         The Company has remained competitive in the markets affecting the Jubilee Casino by keeping its gaming vessel well-maintained and by offering superior accommodations, entertainment programs and special events. In addition, the Company's advertising and marketing efforts have focused on maintaining the Company's presence in its market.

         Although the Jubilee Casino has remained competitive, the Jubilation Casino, located on the Mississippi Gulf Coast, was unable to compete satisfactory with the major casino developments in the Biloxi and Gulfport markets. This resulted in management's decision to close the Jubilation Casino during August 1996. See "Casino Operations - Current Operations - The Jubilation Casino."

Seasonal Fluctuations

         The Results of the casinos' operations have been seasonal, with the greatest activity occurring during the fair weather months of May through September. Consequently, the Company's operating results during the calendar quarters ending in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during May through September period would have a material adverse effect on the Company's financial condition and results of operations.

Personnel

         In connection with its casino operations, as of June 30, 1997, the Company employed approximately 571 employees, of which 510 are full-time employees. Management considers its employment relations to be satisfactory. In connection with the closing of the Jubilation Casino and pursuant to the Workers Adjustment and Retraining Notification Act, the Company provided the 320 employees of the Jubilation Casino with notice of its plans to close the Jubilation Casino within 60 days of the anticipated closing date, as required under the act. Therefore, management believes it has taken all appropriate action required by federal law with respect to providing notice of the closing of the Jubilation Casino to the employees of the Jubilation Casino.

Properties

         The Company maintains its executive office at leased premises located at 12 East 49th Street, New York, New York, 10017. This lease expires December 31, 2004.

                                                 Casino Operations


Location            Principle Use        Approximate Area      Owned/Leased          Expires
--------            -------------        ----------------      ------------          -------
Hancock County      Sign location,       3 acres                    Lease         4/30/03 with option
Waveland, MS        warehousing and                                               to purchase
                    parking
Hancock County      Accounting           1 acre                     Leased        6/30/98 with option
Waveland, MS        office                                                        to extend 3 five
                                                                                  year terms and right
                                                                                  of first refusal to
                                                                                  purchase
Washington          Customer             2 acres                    Owned         --
County              parking
Greenville, MS
Washington          Mooring site of      1,000 waterfront feet      Leased        12/29/97 with
County              casino vessel                                                 option to extend 3
Greenville, MS                                                                    five year terms
Washington          Accounting           10,000 square feet         Leased        12/1/98 with option
County              offices and                                                   to extend two years
Greenville, MS      warehouse


Legal Proceedings

         In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Dycre vs Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability"
for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.

         In September 1996, the Company and Alpha Gulf were named as defendants in an action brought in the Circuit Court of Hancock County, Mississippi (Durward Dunn, Inc. vs. Alpha Hospitality Corporation; Durward Dunn, Inc. vs. Alpha Gulf Coast, Inc.) for alleged failure to make payments pursuant to a construction contract. Plaintiff seeks actual and compensatory damages of approximately $1,200,000. The consolidated financial statements include a provision for the liability of $928,000 for this contract at December 31, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.

         In December 1996, the Company, Jubilation Lakeshore and Alpha Gulf were named as defendants in an action brought in the United States District Court for the Southern District of New York (Bally Gaming, Inc. v. Alpha Hospitality Corp., Jubilation Lakeshore, Inc. and Alpha Gulf Coast, Inc.) for allegedly engaging in conduct which would impair the collateral held as security for certain financial obligations. Such conduct includes the failure to pay certain monetary obligations unrelated to the obligations secured by the collateral. Plaintiffs seek specific performance of particular actions defendants believe are necessary to protect the collateral that secures the financial obligations, unspecified damages and attorney's fees, among other things. The Company believes the action is without merit and plans to move to dismiss this action. On November 3, 1997, the court granted the Company's motion to dismiss the complaint for failure to state a claim. The Court, however, allowed Bally Gaming, Inc. one week in which to amend its complaint.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risks and speculative factors, among other things, in making a decision concerning the purchase of securities offered hereby:

1.  History of Losses; Explanatory Paragraph in Independent Auditor's Report.

         Since its inception, the Company has suffered significant losses from operations. The Company had net losses of approximately $22,815,000 in the fiscal year ended December 31, 1996, $17,993,000 in the fiscal year ended December 31, 1995, and $9,901,000 in the fiscal year ended December 31, 1994. As of December 31, 1996 the Company had an accumulated deficit of approximately $55,414,000. As a result of the material uncertainties relating to the Company's ability to continue as a going concern and fund its operation, the Company's independent auditors have included an explanatory paragraph in their report on the Company's consolidated financial statements addressing such uncertainties.

2. Closing of the Jubilation Casino; Possible Inability to Meet Obligations to Creditors.

     On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission had been resolved to the Mississippi Commission's satisfaction. However, the

Mississippi Commission required that the Jubilation Casinos working capital be  increased.  The working  capital  requirement  was  reviewed  by  Jubilation
Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company has had preliminary discussions with secured creditors of the Jubilation with regard to the liquidation of its secured obligations. There can be no assurance that the Jubilation is able to repay its obligations to its creditors. In the event that the Jubilation is unable to repay its obligations to its creditors, the Jubilation may file a voluntary petition under the Bankruptcy Code, or creditors may initiate proceedings against the Jubilation thereby forcing the Jubilation into bankruptcy. In either event, creditors may assert claims against the Company seeking satisfaction of the Jubilation's debts. While the Company is not liable for the Jubilation's debts, there can be no assurance that creditors of the Jubilation will not assert claims against the Company, or that the Company will be able to successfully defend against any such claims. See "Casino Operations-- The Jubilation Casino."

3.  Government Regulation.

General

         The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a materially adverse effect upon the Company's business. See "Government Regulation -- General," and "Casino Operations -- Current Operations."

Licensing: Loss of Gaming License

         The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body.

         The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license. In almost all instances, the governing body has broad discretion in granting, renewing and revoking licenses. The loss or suspension of any license would have a material adverse effect on the Company. The requirement that the governmental body approve substantial shareholders, directors, officers and key personnel could discourage, delay or prevent a change in control of the Company.

     The operations of the Jubilee Casino and the Jubilation Casino are regulated by the Mississippi Commission. In October 1995, the Company's original licenses to operate the Jubilee Casino and the Jubilation Casino were renewed until October 1997. In October 1997, the Company received renewal of the Jubilee Casino license through October 1999 conditioned by the opening of its Greenville casino by no later than February 26, 1998. Each Mississippi gaming license has a term of two years and is subject to renewal. In July 1996, the Company began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by

Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on the review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company's license to operate the Jubilation Casino was withdrawn. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the Jubilee Casino, or any future licenses for which applications maybe submitted in Mississippi or elsewhere. In the event the Mississippi Commission were to revoke or fail to renew the Company's license to operate the Jubilee Casino, the Company's operations and financial condition would be materially adversely affected.

         The Company recently withdrew its application in Colorado since the Company does not intend to proceed with the acquisition for which such license was required.

     The Company applied for a gaming license in Missouri in the early part of 1995. At present the Company cannot predict when a final determination will be made regarding its license application in Missouri since the Missouri gaming authority (the "Missouri Commission") makes such determination at its discretion and is not required to do so within a fixed period of time. However, based upon discussions with the Missouri Commission, the Company does not anticipate receiving a final determination with respect to its license application within the next six months. The failure of the license to be granted could have a material adverse effect on the Company's expansion plans. See "Casino Operations -- Development Activities."

4. Defaults in Outstanding Indebtedness; Loan Covenants and Security Interest.

         The Company has incurred substantial indebtedness in connection with its operations and the acquisition of its casino properties; a substantial portion of this indebtedness in presently held by Bryantston, an affiliate of the Company. Substantially all of the Company's assets utilized in connection with its casino operations are pledged as security for these loans. The various loan documents contain covenants and restrictions which may limit or interfere with, the operation of the Company's business.

         At June 30, 1997, the Company was in default of non-payment for (i) its mortgage notes payable aggregating approximately $11,456,000 for non-payment,
(ii) the equipment notes relating to the Jubilation Casino aggregating approximately $8,269,000 for the breach of several loan covenants, and (iii) a loan payable to Bryanston of approximately $1,876,000 for non-payment. The Company received a waiver of the defaults of the loan payable and the $7,800,000 mortgage note payable to Bryanston through December 31, 1997.

         In the event of a violation by the Company of any of the loan covenants, or upon the occurrence of any other events of default set forth in the loan documents, the lenders could exercise rights of foreclosure under the agreements, which would have a materially adverse effect on the Company's financial condition.

         While no default or acceleration has been declared by any of the lenders, no assurance can be given that a default will not be declared in the future. Declaration of a default would allow the lender whose indebtedness was in default to foreclose on any collateral for the loan and have a material adverse effect on the Company's business and operations.

5.  Intense Industry Competition; Mississippi Gaming Operations

         The Company believes that its major market area is approximately 150 miles around the Jubilee Casino, based upon analysis of customer records completed by marketing and operational employees at the site. Within the market area of the Jubilee Casino there are presently 7 other casinos in operation and one additional casino in the planning stage. The Company is unaware of any progress on the planning of this additional casino. Two of the existing casinos are immediately adjacent to the Company's casino. Substantially all of these competitors have significantly greater financial, and other, resources than the Company and more experience in the gaming industry. It is likely that the intense competition in the Company's market area may limit the profitability of its operations, or even render them unprofitable.

         In addition, the Company experienced declining revenues during the year ended December 31, 1995 with respect to the operation of the Jubilation Casino. In management's opinion, the decline was due to the remote location of the Jubilation Casino and the increasing casino development in the Biloxi and Gulfport markets, which have proven more attractive to casino patrons. Due to the current level of competition and the anticipated increase in the competition around the Jubilation Casino, in July 1996, management began to implement its plans to close the Jubilation Casino during August 1996. Thereafter, on July 16, 1996 the Jubilation Casino was closed at the direction of the Mississippi Commission. In view of the condition required to reopen and the earlier decision to close the Jubilation Casino, the Company determined not to reopen the Jubilation Casino. See"Casino Operations."

6.  Possible Insufficiency of Liability Insurance.

     The Company maintains and intends to continue to maintain general liability insurance in amounts which management believes will be sufficient to cover casualty risks associated with the operation of its business, including fire property damage, personal injury, liquor liability, etc. At present, the Company is a defendant in one proceeding based upon the theory of "liquor liability" for the service of alcohol to a customer. The Company believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. There can be no assurance, however, that such insurance will be adequate to cover unanticipated liabilities. See "Legal Proceedings."

7.  Taxation of Gaming Operations.

         The Company believes that the prospect of significant additional revenue through taxation is one of the primary reasons why jurisdictions legalize gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the results of operations of the Company. Presently, the Company pays approximately 12% of gaming revenues in taxes and fees in Mississippi.

8.  Seasonal Fluctuations.

         The results of the casinos' operations have been seasonal, with the greatest activity occurring during the months of May through September.
Consequently, the Company's operating results during the calendar quarters ending in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during the May through September period would have a material adverse effect on the Company's financial condition and results of operations.

9.  Conflicts of Interest.

     Mrs. Beatrice Tollman, the spouse of Mr. Stanley S. Tollman, the Chairman of the Board, President and Chief Executive Officer of the Company, is one of the principal owners of Bryanston. Certain conflicts of interest may arise with regard to the negotiation of agreements and business opportunities between the Company and Bryanston. Furthermore, Stanley S. Tollman is one of the principal owners of the Tollman-Hundley Hotel Group (the "T-H Hotel Group"), the constituent companies of which own or manage hotel properties containing an aggregate of 5,593 rooms and which may be in direct competition with hotels that receive Management Services from the Company. While

Stanley S. Tollman and the T-H Hotel Group have entered into agreements with the Company pursuant to which each has agreed that any opportunity to provide Management Services to hotel properties owned by third-parties will be offered first to the Company for a period of five years commencing September 1, 1993 and the Company has established a policy that any agreements between the Company and Bryanston or the T-H Hotel Group must be approved by a majority of disinterested members of the Company's Board of Directors, there can be no assurance that conflicts of interest will not arise among such parties and the Company.

10. Dependence upon Key Personnel; Absence of Full-Time Management.

     The success of the Company is largely dependent upon the personal efforts of Mr. Stanley S. Tollman, its President and Chief Executive Officer. The Company does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Stanley S. Tollman. Although Mr. Stanley S. Tollman is only required to devote approximately 20% of his business time to the operations of the Company, the loss of the services of Mr. Stanley S. Tollman would have a material adverse effect on the prospects of the Company. In addition, although the casino operations are managed by full-time personnel, the Company and its hotel management operations are managed by individuals who also work for Bryanston." See "Management" and "Certain Transactions -- Bryanston."

11. No Assurance of Public Market for Securities.

         Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, a company, among other things, must have at least $2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1997 (unaudited), the Company had stockholders' equity of approximately $1,005,000 and assets of $41,002,000. The Company has continued to operate at a loss through the date of this Prospectus.

         In the event the Common Stock were delisted from NASDAQ, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

         The Commission has also adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exception. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         Finally,   all   NASDAQ   securities   would   be   exempt   from   the
recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

12. Shares Eligible for Future Sale May Adversely Affect the Market.

         The Company has 25,000,000 shares of Common Stock authorized, of which 14,049,000 are issued and outstanding. In addition, 409,000 shares may be issued upon the exercise of outstanding and currently exercisable options.

         Of the 14,049,000 shares of Common Stock currently issued and outstanding, 4,654,443 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in transactions not involving a public offering and are, as of November 5, 1995, eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, after at least two years have elapsed from the sale by the Company or any affiliate of the restricted securities, can (along with any person with whom such individual is required to aggregate sales) sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on NASDAQ or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, after at least three years have elapsed from the sale by the Company or an affiliate of the restricted securities, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. The 4,654,443 shares are eligible for sale pursuant to Rule 144 by affiliates of the Company who are restricted as to the number of securities they can sell during any three-month period. Possible or actual sales of such Common Stock by stockholders of the Company under Rule 144 may have a depressive effect upon the price of the Common Stock, and could also render difficult the sales of Common Stock by investors. See "Description of Securities."

13. Possible Adverse Effect of Issuance of Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares, par value $.01 per share, of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as maybe determined from time to time by the Board of Directors. The Company has outstanding 738,163 shares of Series B Preferred Stock which is convertible into Common Stock and still has 261,837 shares of Preferred Stock available for issuance. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue the remaining Preferred Stock, or any Preferred Stock which becomes authorized but unissued after conversion into Common Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that additional shares of Preferred Stock of the Company will not be issued at some time in the future.

14. Other Possible Adverse Effects of Preferred Stock

    The Company has 738,163 shares of Series B Preferred Stock outstanding. These shares were issued to Bryanston and BP Group, Ltd. ("BP"), a corporation wholly-owned by Ms. Patricia Cohen, a director of the Company in connection with the conversion of indebtedness owed by the Company to them. Each share of outstanding Series B Preferred Stock (i) entitles the holder to one vote; (ii) has a liquidation value of $29 per share; (iii) has a cash dividend rate of 10% of liquidation value, payable quarterly, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days of the end of each fiscal year and in such event is payable in Common Stock valued at the then market price, and (iv) is convertible into eight shares of Common Stock. There are presently three debt instruments which prohibit the payment of cash dividends. Therefore, the Company, until payment in full of such indebtedness, will be required to pay a 13% Series B Preferred Stock dividend in Common Stock.

     The conversion of Series B Preferred Stock into Common Stock and/or the issuance of Common Stock in payment of the Series B Preferred Stock dividend, may dilute the value of the outstanding shares of Common Stock, may adversely affect the Company's ability to obtain equity capital, and, if such Common Stock was sold in the public market, when permitted by law, may adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of the Selling Stockholder. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. See "Selling Stockholder."

                               SELLING STOCKHOLDER

         The following table sets forth certain information with respect to Selling Stockholder. The number of Shares that may actually be sold by the Selling Stockholder will be determined by the Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of October 3, 1997, concerning the beneficial ownership of Common Stock of the Selling Stockholder. All information concerning beneficial ownership has been furnished by the Selling Stockholder.



                                             Shares of Common           Shares of Common          Shares of Common
                                             Stock Owned                Stock Offered             Stock Owned
                                             Before Offering            In the Offering           After Offering
Name of Stockholder             Number       Percent(1)                 Number               Number       Percent
-------------------             ------       -------                    ------               ------       -------
Kroll & Tract LLP               21,000       less than 1%               21,000                (1)           (1)


(1) Because the Selling Stockholder may sell all, some or none of the Shares that he holds, and because the offering contemplated by this Prospectus is not now a "firm commitment" underwritten offering, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon or prior to termination of this offering. See "Plan of Distribution."


         The Selling Stockholder identified above may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholder may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

         The Selling Stockholder formerly acted as legal counsel to the Company with respect to certain matters, and was issued the Shares in satisfaction of the fees due to the Selling Stockholder. Pursuant to certain agreements between the Company and the Selling Stockholder, the Company has agreed to file the Registration Statement to which this Prospectus forms a part for the purpose of registering the potential resale of the Shares.

         Except as specifically set forth herein, the Selling Stockholder has, and within the past three years has had, no position, office or other material relationship with the Company or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

         Sales of the Shares may be made from time to time by the Selling Stockholder, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on The Nasdaq SmallCap Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholder may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholder in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the Selling Stockholder, or any other broker-dealer, is acting as principal or agent for the Selling Stockholder, the compensation to be received by underwriters who may be selected by the Selling Stockholder, or any broker-dealer, acting as principal or agent for the Selling Stockholder and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

         The Company has advised the Selling Stockholder that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes the Selling Shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the Selling Stockholder will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017.

                                     EXPERTS

         The consolidated financial statements of Alpha Hospitality Corporation and subsidiaries included in the Company's annual report on Form 10-K for the year ended December 31, 1996 incorporated herein by reference have been audited by Rothstein, Kass & Company, P.C., independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

   SEC Registration Fee.......................................... $25.46
   Legal fees and expenses.......................................$10,000*
                                                                 ========
                                                               $10,025.46


*Estimated



Item 15.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

         The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit
Number                                     Description of Exhibit

  5.01*   --   Opinion of Parker Duryee Rosoff & Haft 23.01 -- Consent of
               Rothstein, Kass & Company, P.C.
  23.02   --   Consent of Parker Duryee  Rosoff & Haft (included in Exhibit 5.01 hereof)
  24.01   --   Power of attorney (included in the signature page of Part II of this Registration Statement
--------------------------------------------------------------------------------
*To be filed by amendment.

Item 17.  Undertakings.

         The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 7, 1997.

                                  Alpha Hospitality Corporation

                                  By: Stanley S. Tollman
                                  Stanley S. Tollman, Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanford Freedman and James A. Cutler, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signature              Title                           Date

/s/Stanley S. Tollman Chairman of the Board and                 November 7, 1997
---------------------
Stanley S. Tollman    Chief Executive Officer

/s/ Sanford Freedman  Vice President, Secretary and Director    November 7, 1997
---------------------
Sanford Freedman

/s/ James A. Cutler   Vice President - Operations, Secretary    November 7, 1997
---------------------
James A. Cutler       and Director

/s/ Brett G. Tollman  Director and Vice President               November 7, 1997
---------------------
Brett G. Tollman

/s/ Thomas W. Aro     Director                                  November 7, 1997
-------------------
Thomas W. Aro

/s/                   Director                                  November _, 1997
---------------------
Patricia Cohen

/s/                   Director                                  November _, 1997
---------------------
Matthew B. Walker

                                                                    EXHIBIT 5.01

                                                                  EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

          We  hereby  consent  to  the   incorporation   by  reference  in  this
Registration Statement on Form S-3 of our report dated February 14, 1997 included in the annual report on Form 10-K of the Alpha Hospitality Corporation for the years ended December 31, 1996 and 1995 and to the reference to our firm under the caption "Experts" in the prospectus.


                                              /s/Rothstein, Kass & Company, P.C.
                                                 Rothstein, Kass & Company, P.C.


New York, New York
November 7, 1997